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+--------------+
| AMENDMENT TO |
|    FORM 3    |     U.S. SECURITIES AND EXCHANGE COMMISSION
+--------------+             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940



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1.  Name and Address of Reporting Person

    Reich                       Jack                            E
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        (Last)                      (First)                        (Middle)

    110 Brinker Rd.
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                                   (Street)

    Barrington Hills                 IL                              60010
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        (City)                      (State)                           (Zip)


2.  Date of Event Requiring Statement (Month/Day/Year)                 07/29/99
                                                                  --------------

3.  IRS Identification Number of Reporting Person if an Entity
    (Voluntary)
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4.  Issuer Name and Ticker or Trading Symbol  (DIGX)
                                             -----------------------------------

5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

    [XX] Director    [ ] Officer             [ ] 10% Owner    [ ] Other
                        (give title below)                       (specify below)


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6.  If Amendment, Date of Original (Month/Day/Year)   7/30/99
                                                    ----------------------------

             TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title           2. Amount of         3. Ownership Form:  4. Nature of
   of                 Securities Bene-     Direct (D) or       Indirect Bene-
   Security           ficially Owned       Indirect (I)        ficial Ownership
   (Instr. 4)         (Instr. 4)           (Instr. 5)          (Instr. 5)
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Common Shares,    5,000                 D
$.01 par value
("Common Stock")
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)

(Over)
SEC 1473 (3/91)

              TABLE II--DERIVATIVE SECURITIES BENEFICIALLY OWNED
        (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative        2. Date Exer-    3. Title and Amount of Securities   4. Conversion   5. Ownership   6. Nature of In-
    Security (Instr. 4)           cisable and      Underlying Derivative Security      or              Form of        direct Bene-
                                  Expiration       (Instr. 4)                          Exercise        Derivative     ficial
                                  Date                                                 Price           Security:      Ownership
                                  (Month/Day/                                          of              Direct (D)     (Instr. 5)
                                  Year)                                                Derivative      or In-
                              ----------------------------------------------------     Security        direct (I)
                               Date      Expira-                        Amount or                      (Instr. 5)
                               Exer-     tion            Title          Number of
                               cisable   Date                           Shares
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Stock Option (right to buy)    *         7/29/04 Common Stock           25,000      $17.000         D
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Stock Option (right to buy)    **        7/29/04 Common Stock            5,000      $17.000         D
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Explanation of Responses:

*This option, granted on July 29, pursuant to the Issuer's Long Term Incentive Plan will become exercisable 33.3% on Jan 1 of the next three years.

**This option, granted on July 29, pursuant to the Issuer's Long Term Incentive Plan became exercisable 100% on July 29, 1999.

***Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

                              /s/ Jack E. Reich                     8/10/99
                              --------------------------------  ----------------
                              ***Signature of Reporting Person       Date



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SEC 1473 (3/91)